Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Erica Lewis	Investors:	Kevin Moran
	(614) 787-0087		(614) 757-7924
	Erica.Lewis@cardinalhealth.com		Kevin.Moran@cardinalhealth.com

Cardinal Health names Jason Hollar as new Chief Financial Officer

DUBLIN, Ohio, March 19, 2020 -- Cardinal Health (NYSE: CAH) announced today that its board of directors elected Jason Hollar as Chief Financial Officer, effective May 12. Mr. Hollar most recently served as the chief financial officer of Tenneco Inc., a global automotive products and services company.

“We are pleased to welcome Jason to the Cardinal Health family,” said Cardinal Health CEO Mike Kaufmann. “With his deep executive experience, as well as his expertise leading in dynamic environments, Jason will be a strong partner to me and the rest of our team. I’d like to thank Dave Evans for his exceptional contributions and leadership as our interim CFO. Dave will partner with Jason in the coming weeks to ensure a smooth transition and as we continue to create value in a changing marketplace.”

Mr. Hollar’s experience spans industries and geographies. In addition to serving as CFO of Tenneco and previously as CFO of Sears Holding Corporation, Mr. Hollar held senior finance roles at companies including Delphi and Navistar, demonstrating both breadth and depth across financial disciplines. He also managed regional operations around the globe and led multiple transformative initiatives to drive corporate strategies.

As Cardinal Health CFO, Mr. Hollar will lead financial activities across the enterprise, including financial strategy, capital deployment, treasury, tax, investor relations, accounting and reporting. He will report to Mr. Kaufmann as a member of the company’s Executive Committee and will succeed Dave Evans, who will continue to serve as CFO of Cardinal Health through May 11.

I am excited to join the Cardinal Health team,” said Mr. Hollar. “I look forward to partnering with Mike, his leadership team and the Finance organization to advance the company’s strategic transformation at this pivotal time in healthcare.”

About Jason Hollar
As Tenneco’s executive vice president and chief financial officer, Mr. Hollar was responsible for financial planning and analysis, accounting and reporting, tax, treasury and investor relations for the company.

Mr. Hollar joined Tenneco in June 2017 from Sears Holding Corporation, where he served as chief financial officer. Prior to Sears, Mr. Hollar worked with both Delphi Automotive and Navistar in a number of senior finance roles. He served as Delphi’s corporate controller and as vice president of finance for the company’s powertrain systems division, which also included oversight of the Europe, Middle East and Africa region. At Navistar, he held finance positions of increasing responsibility in the company’s engine group, South America operations and corporate financial planning and analysis.

Mr. Hollar received his Master of Business Administration from The University of Chicago and his bachelor’s degree in business from Indiana University.

About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company enhances supply chain efficiency for clinically proven medical products, pharmaceuticals and cost-effective solutions. To combat prescription drug misuse, the Cardinal Health Foundation and its education partners created Generation Rx, a national drug prevention education and awareness program. The Foundation actively supports an array of other solutions, including efforts to reduce opioid prescribing, promote drug take back and safe disposal and expand collaborative community work. Cardinal Health is backed by nearly 100 years of experience with operations in nearly 46 countries. For more information, visit cardinalhealth.com.